Exhibit 10.19
July 14, 2008
Mr. Thor Thorsteinson
3401 Brantley Oaks Drive
Fort Myers, FL 33905
Dear Thor:
     In accordance with our discussions, your employment is being terminated as of July 31, 2008 (the “Termination Date”) in circumstances entitling you to the benefits described in your Severance Compensation Agreement dated April 1, 2002 (“Severance Agreement”). I have described below the separation arrangements we have discussed.
     Severance Payments. In accordance with the terms of your Severance Agreement, you are entitled to severance payments equal to US$ 136,140. This amount is payable on February 1, 2009.
     Noncompete Payment. In addition, you are entitled to a payment of US$ 916,140 in exchange for the non-compete obligations described in Section 13 of the Severance Agreement. The non-compete period described in the Severance Agreement starts on August 1, 2008 and extends for two years.
     Consulting Agreement. The Company has offered to retain you to provide consulting services pursuant to the terms of the attached draft agreement for consideration not to exceed US$ 380,000. In addition, under the terms of that agreement, you would agree to extend your non-compete obligations by one year, beginning on August 1, 2010, and ending on July 31, 2011, for a payment of US$ 400,000 . The noncompete payments for the entire three-year period, will be paid in two equal installments, US$ 658,070 on February 1, 2009, and US$ 658,070 on August 1, 2009.
     Waiver and Release Agreement. In exchange for the severance arrangements described above, you will be required to sign a Waiver and Release Agreement. A proposed Waiver and Release Agreement is enclosed for your review. This Agreement should be signed on or after your last day of employment (July 31, 2008). You have forty-five days after your Termination Date to decide whether to sign it. After you sign it, you have a seven-day revocation period. Any revocation must be made in writing and submitted within the seven-day period to Jim Wright. You will not be entitled to the

Mr. Thor Thorsteinson

June  , 2008
benefits described above until the seven-day period has expired. We recommend that you review the Waiver and Release Agreement with an attorney (at your own expense).
     Benefit Continuation. You are also entitled to continue to receive all group benefits (other than disability insurance benefits), until the earlier of (i) three years after the Termination Date, or (ii) receipt of equivalent benefits from a new employer. At the end of the three (3) year period contained in (i), if you are not covered by an other plan, you will be eligible to the benefit plan in effect as if you retired at that time. Since Company policy no longer provides car allowances to non-sales executives, you will not receive a car allowance.
     Pension Benefits. Your pension benefits are provided under a qualified pension plan, the Alabama River Retirement Plan (the “Qualified Plan”), which provides a cash balance benefit for Abitibi US salaried employees, a Canadian registered plan (the “Registered Plan”) and a supplemental plan (the “SERP”). Your SERP benefit will be calculated in accordance with Section 5(c) of your Severance Agreement and your benefits under the Qualified Plan and the Registered Plan will be treated as an offset to those benefits. Because you are considered a key employee for purposes of Section 409A of the U.S. Internal Revenue Code, your SERP payments cannot be started until six months after your Termination Date. The value of the SERP benefit, as recently approved by the Human Resources Compensation Committee (HRCC) will be paid in a lump sum, 50% six (6) months after your retirement date and the remaining 50%, twelve (12) months after your retirement date. Your benefits under the Qualified and Registered Plans may be started by following the applicable plan notice requirements.
     Stock Options. Pursuant to Section 5(e) of the Severance Agreement, all of your unvested stock options will immediately vest. You will be treated as an active employee until the expiration date applicable to each stock option grant. Your preclearance and filing obligations continue until six months after you cease serving as an officer.
     Deferred Stock Unit Awards. You currently hold 3,941.62 Deferred Stock Units. For the DSUs received prior to 2005 ( 1,787.06 units), you have until December 15, 2009 to request payment by filing a notice of redemption. The remaining units will be distributed to you in cash as of January 31, 2009, in accordance with your previous election.
     Restricted Stock Unit (RSUs) Awards. The vesting of all RSUs will continue as if you were actively at work and will be paid according to the original payout schedule.
     Savings Plan. Your Savings Plan account will be transferred to Fidelity Investment Company on July 1, 2008. You may rollover your Savings Plan account to an individual IRA account immediately after your Termination Date or at any time thereafter Rollover directions should be coordinated directly with Fidelity. You may

Mr. Thor Thorsteinson

June  , 2008
check your balance at any time after the transfer using the Fidelity website at www.401k.fidelity.com or telephone 1-800-835-5093.
     Vacation Pay. You will be paid for all unused vacation for 2008 and any accrued vacation for 2009.
     2008 Annual Incentive Plan. You will be entitled to a prorated award based on the average of your last two bonuses. That amount is
US$ 126,960.
     The above summary is merely an overview of your benefits. More details are contained in the applicable plan documents which are the controlling documents and are available upon request. The Company reserves the right to change, terminate or amend the terms of the group benefit plans at any time.
     If you agree to the terms described above, and return it to me. If we do not receive your acceptance by September 15, 2008, this offer will be deemed to be withdrawn.
Sincerely,
Jim Wright
Senior Vice President – Human Resources
Accepted and Agreed:

Date Signed: